ECOSYSTEM CORPORATION
One Penn Plaza, Suite 1612
New York, NY 10119

                                                         March 11, 2010

Via EDGAR
James Lopez
Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, DC 20549

  Re:     Ecosystem Corporation
Form 10-K/A for Fiscal Year Ended December 31, 2008
Filed May 20, 2009
Form 10-Q for the Quarter Ended March 31, 2009
Filed May 20, 2009
File No. 000-32143

Dear Mr. Lopez:

I am writing in response to your letter to the undersigned dated December 30, 2009.  My staff is preparing a response to the comments in your letter.  However, as we are currently preparing our 2009 10-K, we will require additional time in order to complete our response to the Staff’s comments.  We expect to submit our response on or before Wednesday, March 31.

                                  Sincerely,

                                   /s/ Kevin Kreisler

                                  Kevin Kreisler
                                  Chief Executive Officer